Exhibit 10.1

March 14, 2012

Mr. Franco Baseotto

Rue Jean Calvin 12

Geneva 1204

Switzerland

Re:	Third Amendment to Employment Agreement

Dear Franco:

This confirms our agreement regarding a reconfiguration of your current personal air travel and home leave arrangements. Specifically, we have agreed to amend your Employment Agreement, dated as of May 6, 2008 (as subsequently amended by its First through Second Amendments)(as so amended, the “Agreement”) as follows:

1.	Effective as of September 1, 2010, Section A-4(c)(iv) of the Addendum set forth in the Agreement is amended by deleting it in its entirety and replacing it with the following:

Personal Air Travel and Home Leave: The Company shall reimburse the Executive for, at the Executive’s choice, either:

(A) one (1) trip per twelve (12) months per authorized dependent and the Executive, (I) expenses eligible for reimbursement include a business class airline ticket and local ground expenses from and to the original point of origin, and (II) one (1) day of travel shall be permitted each way as additional vacation, or

(B) multiple trips per twelve (12) months per authorized dependent and the Executive, (I) expenses eligible for reimbursement include an airline ticket and local ground expenses from and to the original point of origin, provided, however, that the total cost of the foregoing expenses described in this subsection (B) that will be reimbursed by the Company in such twelve (12) month period shall not exceed USD $6,000 multiplied by a number consisting of the number of the Executive’s authorized dependents and the Executive, and provided, further, that each of the Company’s President and Executive Vice President, Human Resources, acting singly, may, but is not bound to, adjust the foregoing USD $6,000 in light of any changes in the cost of a business class airline ticket between Switzerland and the United States, any which adjustment shall be reflected in a writing provided to the Executive and may be made during the first quarter of each calendar year or at such other time(s) as the officer making the adjustment may deem appropriate, and (II) two (2) days of travel per twelve (12) months shall be permitted as additional vacation.

2.	This letter amendment agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Space Intentionally Left Blank]

FOSTER WHEELER INC.

PERRYVILLE CORPORATE PARK 53 FRONTAGE ROAD PO BOX 9000 HAMPTON, NJ 08827-9000

If you agree with the foregoing, please sign both copies of this letter amendment, returning one copy to me and retaining the other copy for your files.

Very truly yours,

FOSTER WHEEELER INC.

/s/ J. Kent Masters

J. Kent Masters
President & CEO

Accepted and Agreed To:

/s/ Franco Baseotto

Franco Baseotto

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